UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2014

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2014, Andrew D. Miller was appointed to the Board of Directors (the “Board”) of United Online, Inc. (the “Company”). The size of the Board was increased from seven to eight directors in connection with the appointment. In addition, Mr. Miller was appointed to the Audit Committee and the Compensation Committee of the Board. A copy of the press release announcing Mr. Miller’s appointment is furnished as Exhibit 99.1 to this report.

In connection with Mr. Miller’s appointment to the Board, the Board granted him a restricted stock unit award, effective August 15, 2014 (the “Grant Date”), covering a number of shares of the Company’s common stock, par value $0.0001 per share, determined by dividing (i) $60,000 by (ii) the closing price of the Company’s common stock on The Nasdaq Global Select Market on the Grant Date. The restricted stock unit award will vest in full on February 15, 2015 (the “Vesting Date”), subject to Mr. Miller’s continued service as a Board member through the Vesting Date. If Mr. Miller voluntarily ceases to serve as a Board member prior to the Vesting Date, then Mr. Miller will vest in the number of units in which he would have been vested as of the termination date if such restricted stock units had vested in successive equal monthly installments over the duration of the vesting schedule, and the remaining restricted stock units will immediately be cancelled. The restricted stock unit award will be granted pursuant to the Company’s 2010 Incentive Compensation Plan, as amended and restated, and will be subject to the terms of such plan and the related restricted stock unit agreement. Mr. Miller will receive compensation for his service as a director consistent with that awarded to the Company’s other directors, as previously disclosed in the Company’s annual proxy statement.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	Press release, dated July 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2014	UNITED ONLINE, INC.

	By:	/s/ Francis Lobo
Francis Lobo
President and Chief Executive Officer